Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
July 14, 2015

Nabors Extends Term of Revolving Credit Facility, Increases Borrowing Capacity to $2.2 Billion

Hamilton, Bermuda, July 15, 2015/ PR Newswire — Nabors Industries Ltd. (NYSE:  NBR) today announced the execution of an amendment to its existing committed, unsecured revolving credit facility.  Under the terms of the amendment, the borrowing capacity under the revolving credit facility has been increased to $2.2 billion.  In addition, the term of the revolving credit facility has been extended until July 2020.  The current rate under the revised facility has been reduced to LIBOR plus 125 bps with standby fees of 15 bps applying to the undrawn commitment.  Nabors expects to use the extended facility to provide financial flexibility for strategic investment opportunities, debt refinancing and other corporate uses.

Under the terms of the revolving credit agreement, as amended, Citigroup Global Markets Inc., Mizuho Bank, Ltd., HSBC Bank USA, N.A. and Wells Fargo Bank Securities, LLC., are joint lead arrangers and bookrunners.  The lenders participating in the facility are Citibank, N.A., Mizuho Bank, Ltd., HSBC Bank USA, N.A., Wells Fargo Bank, N.A., HSBC Bank Canada, Bank of America, N.A., Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Bank, National Association, Deutsche Bank AG New York Branch, Morgan Stanley Bank, N.A., Compass Bank, U.S. Bank National Association, Goldman Sachs Bank USA, Sumitomo Mitsui Banking Corporation, Australia and New Zealand Banking Group Limited, Arab Banking Corporation, Grand Cayman Branch, and Riyad Bank, Houston Agency.

About Nabors Industries

The Nabors companies own and operate approximately 468 land drilling rigs throughout the world. Nabors’ actively marketed offshore fleet consists of six jackups and 36 platform rigs in the United States and multiple international markets. Nabors also manufactures top drives and drilling instrumentation systems.  Nabors participates in most of the significant oil and gas markets in the world.

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The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

Media & Investor Contacts:

Dennis A. Smith, Director of Corporate Development & Investor Relations, at +1 281-775-8038.

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +1 441-292-1510 or via email at mark.andrews@nabors.com.

SOURCE: Nabors Industries Ltd.